Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Biologic Products, Inc.:

We consent to the use of our reports dated March 12, 2012, with respect to the consolidated balance sheets of China Biologic Products, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated March 12, 2012, with respect to the consolidated balance sheets of China Biologic Products, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, contains an explanatory paragraph that states that Guizhou Taibang Biological Products Co., Ltd. ("Guizhou Taibang"), a subsidiary of China Biologic Products, Inc., is a defendant in a lawsuit brought by certain potential investors with respect to Guizhou Taibang's failure to register their capital contributions in Guizhou Taibang with the local Administration for Industry and Commerce.

/s/ KPMG
Hong Kong, China
July 11, 2012